Exhibit 3.1

Effective March 20, 2019, the first sentence of Section 3.02 of the Bylaws shall be amended and restated to read as follows:

“The number of directors who shall constitute the Board shall equal not less than 1 nor more than 10, as the Board or shareholders may determine by resolution from time to time.”